UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
 January 29, 2010 (January 25, 2010)

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NORFOLK SOUTHERN CORPORATION
(Exact name of registrant as specified in its charter)

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Virginia	1-8339	52-1188014
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Three Commercial Place		(757) 629-2680
Norfolk, Virginia 23510-9241		(Registrant's telephone number, including area code)
(Address of principal executive offices)

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
        (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
        (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Director

            On January, 26, 2010, Norfolk Southern issued a Press Release, attached hereto as Exhibit 99.1, announcing that the Board of Directors at its meeting on January 25, 2010, elected Thomas D. Bell, Jr. to be a director, effective January 26, 2010.  The Board of Directors also appointed Mr. Bell to the Audit Committee and the Compensation Committee, effective March 1, 2010.

            Mr. Bell, 60, of Atlanta, Georgia, is currently Chairman of SecurAmerica LLC.  Mr. Bell served as Chairman and Chief Executive Officer of Cousins Properties from December 2006 until his retirement in July 2009.  He previously served as Chairman and CEO of the advertising and communications firm Young and Rubicam Inc., Vice Chairman and Director of Gulfstream Aerospace Corporation, Executive Vice President of Ball Corporation, Chairman of the Center for Naval Analysis, and President and CEO of the Hudson Institute.

There was no arrangement or understanding between Mr. Bell and any other person pursuant to which he was elected as a director of Norfolk Southern.

Mr. Bell is a 12.5% equity owner of Mother Nature Network.  In 2009, Norfolk Southern paid Mother Nature Network $300,000 for advertising services.  These services were a part of Norfolk Southern's continuing efforts to promote its environmentally friendly operations and activities.  This contract was not renewed for 2010 and was not in effect at the time of Mr. Bell's election as a Norfolk Southern Director.

Mr. Bell is also a Director of AGL Resources.  In 2009, Norfolk Southern paid AGL approximately $63,000 for natural gas usage and AGL paid Norfolk Southern approximately $5,000 for pipe line right of way and approximately $33,000 for flagging services.  It is expected that Norfolk Southern will continue to purchase services from, and receive right of way and service fees from, AGL in the future.

No material plan, contract or arrangement (whether or not written) to which Mr. Bell is a party or a participant was entered into or materially amended in connection with his joining the Board of Directors, and, other than as discussed below, Mr. Bell did not receive any grant or award or any modification thereto, under any such plan, contract or arrangement in connection with such event.

Under the terms of the Norfolk Southern Corporation Directors' Restricted Stock Plan, Mr. Bell received a grant of 3,000 restricted shares upon his election to the Board.  These shares will be registered in Mr. Bell's name, and he will have all rights of ownership (including the right to vote the shares and receive dividends); however, these shares may not be sold, pledged or otherwise encumbered during a restriction period which began on the date of grant and ends on the earlier of Mr. Bell's death or six months after he becomes disabled or retires.  In the event Mr. Bell does not retire in accordance with the terms of the plan, these shares will be forfeited.  In addition, Mr. Bell will receive compensation consistent with that provided to all non-employee directors, as described in the Narrative to Non-Employee Director Compensation Table contained on pages 17-19 of Norfolk Southern Corporation's Proxy Statement dated March 24, 2009.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

 Bylaw Amendment

             On January 25, 2010, the Board of Directors amended the Bylaws of Norfolk Southern Corporation, effective immediately, to increase the number of directors from 11 to 12 and elected Thomas D. Bell, Jr. to fill the resulting vacancy.  The amended Bylaws are attached hereto as Exhibit 3(ii).

Pending Bylaw Amendment

            On January 28, 2010, Norfolk Southern issued a Press Release, attached hereto as Exhibit 99.1, announcing that it is seeking to declassify its Board of Directors.  In furtherance of this goal, on January 26, 2010, the Board of Directors amended the Bylaws of Norfolk Southern Corporation, subject to shareholder approval of an amendment to the Articles of Incorporation at the next Annual Meeting of shareholders.  The pending amendment to Article II of the Bylaws states:

Board of Directors

SECTION 1. Election, Number and Term. The board of directors shall be chosen at the annual meeting of the stockholders. The number of directors shall be twelve, and the directors ~~shall be classified and~~ shall hold office for terms as provided in the articles of incorporation. This number may be increased or decreased at any time by amendment of these bylaws, but shall always be a number of not less than three. Directors need not be stockholders. Directors shall hold office until their successors are elected.

SECTION 4. Vacancies. Any vacancy arising among the directors, including a vacancy resulting from an increase by not more than thirty percent in the number of directors ~~of all classes~~ elected by the stockholders, may be filled by a majority vote of the remaining directors though less than a quorum unless sooner filled by the stockholders.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
3(ii)	The Bylaws of Norfolk Southern Corporation, as amended January 25, 2010
99.1	Press Release, dated January 26, 2010
99.1	Press Release, dated January 28, 2010

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                            SIGNATURES

                                                            NORFOLK SOUTHERN CORPORATION

                                                            (Registrant)

                                                            __/s/ Howard D. McFadden_______________

                                                            Name:  Howard D. McFadden

                                                            Title:  Corporate Secretary

Date:  January 29, 2010

EXHIBIT INDEX

Exhibit Number	Description
3(ii)	The Bylaws of Norfolk Southern Corporation, as amended January 25, 2010
99.1	Press Release, dated January 26, 2010
99.1	Press Release, dated January 28, 2010